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                                                                     Exhibit 5.1



                                                               December 19, 2003




The Goldman Sachs Group, Inc.,
     85 Broad Street,
       New York, New York  10004.


Ladies and Gentlemen:

     In connection with the registration under the Securities Act of 1933 (the "Act") of 230,848 shares (the "Securities") of common stock, par value $0.01 per share, of The Goldman Sachs Group, Inc., a Delaware corporation (the "Company"), and 230,848 associated stock purchase rights (the "Rights") issued pursuant to the Stockholder Protection Rights Agreement, dated as of April 5, 1999 (the "Rights Agreement"), between the Company and ChaseMellon Shareholder Services, L.L.C., the predecessor of Mellon Investor Services LLC, as Rights Agent (the "Rights Agent"), we, as your counsel, have examined such corporate and partnership records, certificates and other documents, and such questions of Delaware law, as we have considered necessary or appropriate for the purposes of this opinion.
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                                                                             -2-


Upon the basis of such examination, we advise you that, in our opinion:

     (1) The Securities have been validly issued and are fully paid and nonassessable.

     (2) Assuming that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, the Rights associated with the Securities have been validly issued.

     In connection with our opinion set forth in paragraph (2) above, we note that the question whether the Board of Directors of the Company might be required to redeem the Rights at some future time will depend upon the facts and circumstances existing at that time and, accordingly, is beyond the scope of such opinion.

     The foregoing opinion is limited to the laws of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

     We have relied as to certain factual matters on information obtained from public officials, officers of the Company and the general partner of the Company's predecessor, The Goldman Sachs Group, L.P., and other sources believed by us to be responsible.
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                                                                             -3-


     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Securities and the Rights and to the reference to us under the heading "Validity of Common Stock" in the Prospectus included therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                        Very truly yours,



                                        /s/ Sullivan & Cromwell LLP